PROSPECTUS	Filed Pursuant to Rule 424(b)(5)
Registration No. 333-251865
Up to $150,000,000
Common Stock
We have entered into a sales agreement, or the sales agreement, with SVB Leerink LLC, or SVB Leerink, relating to the sale of shares of our common stock offered by this prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of common stock having an aggregate offering price of up to $150,000,000 from time to time through SVB Leerink, acting as our agent.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “IMVT.” On January 13, 2021, the last reported sale price of our common stock on the Nasdaq Global Select Market was $44.15 per share.
Sales of our common stock, if any, under this prospectus will be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. SVB Leerink is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between SVB Leerink and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.
The compensation to SVB Leerink for sales of common stock sold pursuant to the sales agreement will be an amount up to 3.0% of the gross proceeds of any shares of common stock sold under the sales agreement. See “Plan of Distribution” beginning on page 11 for additional information regarding the compensation to be paid to SVB Leerink. In connection with the sale of the common stock on our behalf, SVB Leerink will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of SVB Leerink will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to SVB Leerink with respect to certain liabilities, including liabilities under the Securities Act or the Exchange Act of 1934, as amended.
We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, and, as such, are subject to reduced public company reporting requirements.
Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
SVB Leerink
January 14, 2021

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under the shelf registration process, we may offer securities, including shares of our common stock, having an aggregate offering price of up to $900,000,000. Under this prospectus, we may offer shares of our common stock having an aggregate offering price of up to $150,000,000 from time to time at prices and on terms to be determined by market conditions at the time of offering.
Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus and all of the information incorporated by reference herein, as well as the additional information described under the sections titled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” These documents contain important information that you should consider when making your investment decision.
We provide information to you about this offering of shares of common stock in this prospectus, which describes the specific details regarding this offering. If information in this prospectus is inconsistent with the documents incorporated by reference in this prospectus filed prior to the date of this prospectus, you should rely on this prospectus. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.
We have not, and SVB Leerink has not, authorized any other person to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. Neither we nor SVB Leerink take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus or any permitted free writing prospectuses we have authorized for use in connection with this offering. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
Information contained on, or accessible through, our website is not part of this prospectus. We and SVB Leerink are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
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INDUSTRY AND MARKET DATA
This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the section titled “Risk Factors” herein and in any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
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PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus and any related free writing prospectus, including the risks of investing in our securities discussed under the section titled “Risk Factors” contained in this prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. Unless the context otherwise requires, we use the terms “Immunovant,” “company,” “we,” “us” and “our” in this prospectus to refer to Immunovant, Inc. and our wholly owned subsidiaries. Our fiscal year ends on March 31.
Immunovant, Inc.
Overview
We are a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases. We are developing a novel, fully human monoclonal antibody, IMVT-1401 (formerly referred to as RVT-1401), that selectively binds to and inhibits the neonatal fragment crystallizable receptor, or FcRn. IMVT-1401 is the product of a multistep, multi-year research program conducted by HanAll Biopharma Co., Ltd., or HanAll, to design a highly potent anti-FcRn antibody optimized for subcutaneous delivery. These efforts have resulted in a product candidate that has been dosed in small volumes (e.g. 2 mL) and with a 27-gauge needle, while still generating therapeutically relevant pharmacodynamic activity, important attributes that we believe will drive patient preference and market adoption. In nonclinical studies and in clinical trials conducted to date, IMVT-1401 has been observed to reduce immunoglobulin G, or IgG, antibody levels. High levels of pathogenic IgG antibodies drive a variety of autoimmune diseases and, as a result, we believe IMVT-1401 has the potential for broad application in these disease areas. We intend to develop IMVT-1401 in autoimmune diseases for which there is robust evidence that pathogenic IgG antibodies drive disease manifestation and for which reduction of IgG antibodies should lead to clinical benefit.
We are developing IMVT-1401 as a fixed-dose, self-administered subcutaneous injection on a convenient weekly, or less frequent, dosing schedule. As a result of our rational design, we believe that IMVT-1401, if developed and approved for commercial sale, would be differentiated from currently available, more invasive treatments for advanced IgG-mediated autoimmune diseases (e.g., myasthenia gravis, or MG, thyroid eye disease, or TED (formerly referred to as Graves’ ophthalmopathy, or GO), Warm Autoimmune Hemolytic Anemia, or WAIHA, idiopathic thrombocytopenic purpura, pemphigus vulgaris, chronic inflammatory demyelinating polyneuropathy, bullous pemphigoid, neuromyelitis optica, pemphigus foliaceus, Guillain-Barré syndrome and PLA2R+ membranous nephropathy). In 2019, these diseases had an aggregate prevalence of approximately 243,000 patients in the United States and 388,000 patients in Europe. To the extent we choose to develop IMVT-1401 for certain of these rare diseases, we plan to seek orphan drug designation in the United States and Europe. Such designations would primarily provide financial and exclusivity incentives intended to make the development of orphan drugs financially viable. However, we have not yet sought such designation for any of our three target indications, and there is no certainty that it would obtain such designation, or maintain the benefits associated with such designation, if or when we do.
Risks Associated with our Business
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary and those incorporated by reference in this prospectus. These risks include, among others, the following:
•Our business, operations and clinical development plans and timelines and supply chain could be adversely affected by the effects of health epidemics, including the ongoing COVID-19 pandemic, on the manufacturing, clinical trial and other business activities performed by us or by third parties with whom we conduct business, including our contract manufacturers, contract research organizations, or CROs, shippers and others.
•We have a limited operating history and have never generated any product revenue.
•We expect to incur significant losses for the foreseeable future and may never achieve or maintain profitability.
•Our business is heavily dependent on the successful development, regulatory approval and commercialization of our sole product candidate, IMVT-1401.
•We will require additional capital to fund our operations, and if we fail to obtain necessary financing, we may not be able to complete the development and commercialization of IMVT-1401.
•Raising additional funds by issuing securities may cause dilution to existing stockholders, raising additional funds through debt financings may involve restrictive covenants, and raising funds through lending and licensing arrangements may restrict our operations or require us to relinquish proprietary rights.
•We rely on the license agreement with HanAll Biopharma Co., Ltd., or the HanAll Agreement, to provide rights to the core intellectual property relating to IMVT-1401. Any termination or loss of significant rights under the HanAll Agreement would adversely affect our development or commercialization of IMVT-1401.
•The HanAll Agreement obligates us to make certain milestone payments, some of which may be triggered prior to our potential commercialization of IMVT-1401.
•We may not be able to manage our business effectively if we are unable to attract and retain key personnel.
•We will need to expand our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.
If we are unable to adequately address these and other risks we face, our business, financial condition, operating results and prospects may be adversely affected.
Corporate Information
We were incorporated in Delaware in December 2018 as a blank check company under the name Health Sciences Acquisitions Corporation, or HSAC. On December 18, 2019, Immunovant Sciences Ltd., or ISL, and HSAC consummated the transactions contemplated under that certain share exchange agreement dated as of September 29, 2019 by and among HSAC, ISL, the stockholders of ISL and Roivant Sciences Ltd., following the approval at the special meeting of the stockholders of HSAC held on December 16, 2019, which we refer to as the Business Combination. In connection with the closing of the Business Combination, we changed our name from HSAC to Immunovant, Inc.
Our principal executive offices are located at 320 West 37th Street, New York, New York 10018 and our telephone number is (917) 580-3099. Our corporate website address is www.immunovant.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
We have four wholly owned subsidiaries: Immunovant Sciences Ltd., a Bermuda exempted limited company, Immunovant Sciences Holdings Limited, a limited company organized under the laws of the United Kingdom, or the U.K., IMVT Corporation, a Delaware corporation, and Immunovant Sciences GmbH, or ISG, a company with limited liability formed under the laws of Switzerland. We also conduct business operations at 1000 Park Forty Plaza, Suite 210, Durham, North Carolina 27713. ISG maintains its headquarters at Viaduktstrasse 8, 4051 Basel, Switzerland. ISG holds our intellectual property rights in our product candidate.

“IMMUNOVANT” and our other registered and common law trade names, trademarks and service marks are our property. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

THE OFFERING

Common stock offered by us	Shares of our common stock, par value $0.0001 per share, with an aggregate sale price of up to $150,000,000.

Common stock to be outstanding after this offering
Up to 101,288,213 shares, assuming the sale of 3,397,508 shares of our common stock in this offering at a public offering price of $44.15 per share, which was the last reported sale price of our common stock on the Nasdaq Global Select Market on January 13, 2021. The actual number of shares of common stock issued will vary based on the actual public offering prices per share in this offering, the actual number of shares sold in this offering and other terms of the offering determined at the time shares of our common stock are sold pursuant to this prospectus.

Manner of offering	“At the market” offering that may be made from time to time through or to SVB Leerink. See “Plan of Distribution” on page 11.

Use of proceeds
We intend to use the net proceeds from this offering, if any, to advance the development of our product candidate, IMVT-1401, and for working capital and general corporate purposes. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products; however, we have no current commitments or obligations to do so. See “Use of Proceeds” on page 9.

Risk factors	Investment in our securities involves a high degree of risk. You should read the “Risk Factors,” beginning on page 5 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq Global Select Market Symbol:	“IMVT”
The number of our shares of common stock outstanding after this offering is based on 97,890,705 shares of common stock outstanding as of September 30, 2020, and excludes:
•5,834,682 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2020, with a weighted-average exercise price of $14.27 per share;
•127,200 shares of common stock issuable upon the vesting of restricted stock units outstanding as of September 30, 2020;
•5,101,557 shares of common stock reserved for future issuance under our 2019 Equity Incentive Plan as of September 30, 2020, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan; and
•10,000 shares of common stock issuable upon the conversion of an equal number of shares of Series A preferred stock outstanding as of September 30, 2020.
Subsequent to September 30, 2020:
•we granted options to purchase 311,290 shares of common stock, with a weighted-average exercise price of $43.65 per share; and
•we granted 97,780 restricted stock units.
As of December 31, 2020, we had 97,971,243 shares of common stock outstanding.
Except as otherwise indicated, all information in this prospectus assumes no exercise of outstanding options, no vesting and settlement of outstanding restricted stock units and no conversion of outstanding Series A preferred stock.

RISK FACTORS
You should consider carefully the risks described below and discussed under the section titled “Risk Factors” contained in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as updated or superseded by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, each of which is incorporated by reference in this prospectus in their entirety, together with other information in this prospectus, and the information and documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our common stock. If any of the following events actually occur, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks below and incorporated by reference in this prospectus are not the only ones we face. Additional risks not currently known to us or that we currently deem immaterial may also affect our business operations. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”
Risks Relating to the Offering
Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.
Our management will have broad discretion over the use of proceeds from this offering. The net proceeds from this offering will be used for working capital and general corporate purposes, which may include, among other things, the advancement of the development of our product candidate, IMVT-1401. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products; however, we have no current commitments or obligations to do so.
Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.
If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value of your common stock.
The shares of common stock sold in this offering from time to time will be sold at various prices; however, we expect that the per share offering prices in this offering will be substantially higher than the as adjusted net tangible book value per share of common stock. Therefore, if you purchase shares of our common stock in this offering, you may pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. Assuming that an aggregate of 3,397,508  shares of common stock are sold at an assumed public offering price of $44.15 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on January 13, 2021, for aggregate gross proceeds of $150,000,000, and after deducting offering commissions and estimated offering expenses payable by us, you would incur immediate dilution of $38.39 per share, representing the difference between our as adjusted net tangible book value per share as of September 30, 2020, and the assumed public offering price per share. Further, the future exercise of any outstanding options to purchase shares of common stock or the issuance of shares of common stock upon the vesting and settlement of any outstanding restricted stock units or conversion of Series A preferred stock will cause you to experience additional dilution. See the section titled "Dilution" for more information.
You may experience future dilution as a result of future equity offerings.
To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.
It is not possible to predict the actual number of shares we will sell under the sales agreement, or the gross proceeds resulting from those sales.
Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver instruction to SVB Leerink to sell shares of our common stock at any time throughout the term of the sales agreement. The number of shares that are sold through SVB Leerink after our instruction will fluctuate based on a number of factors, including the market price of our common stock during the sales period, the limits we set with SVB Leerink in any instruction to sell shares, and the demand for our common stock during the sales period. Because the price per share of each share sold will fluctuate during this offering, it is not currently possible to predict the number of shares that will be sold or the gross proceeds to be raised in connection with those sales.
The common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.
Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold in this offering. In addition, subject to the final determination by our board of directors, there is no minimum or maximum sales price for shares to be sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:
•future operating or financial results;
•the effect of the COVID-19 pandemic on our business, operations and supply chain, including the potential impact on our clinical trial plans and timelines, such as the enrollment, activation and initiation of additional clinical trial sites, and the results of our clinical trials;
•future acquisitions, business strategy and expected capital spending;
•the timing, progress, costs and results of our clinical trials for IMVT-1401, including our ASCEND MG, ASCEND GO and ASCEND WAIHA trials;
•the timing of meetings with and feedback from regulatory authorities as well as any submission of filings for regulatory approval of IMVT-1401;
•the potential advantages and differentiated profile of IMVT-1401 compared to existing therapies for the applicable indications;
•our ability to successfully manufacture or have manufactured drug product for clinical trials and commercialization;
•our ability to successfully commercialize IMVT-1401, if approved;
•the rate and degree of market acceptance of IMVT-1401, if approved;
•our expectations regarding the size of the patient populations for and opportunity for and clinical utility of IMVT-1401, if approved for commercial use;
•our estimates of our expenses, ongoing losses, future revenue, capital requirements and needs for or ability to obtain future financing to complete the clinical trials for and commercialize IMVT-1401;
•our dependence on and plans to leverage third parties for research and development, clinical trials, manufacturing and other activities;
•our ability to maintain intellectual property protection for IMVT-1401;
•our ability to identify, acquire or in-license and develop new product candidates;
•our ability to identify, recruit and retain key personnel;
•our use of the net proceeds from the sale of the shares of common stock offered hereby;
•developments and projections relating to our competitors or industry; and
•future payments of dividends and the availability of cash for payment of dividends.
These risks are not exhaustive. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.
All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “should,” “will” or the negative of these terms or other similar expressions. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the section titled “Risk Factors” contained in this prospectus, in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should read this prospectus together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS
The amount of proceeds from this offering will depend upon the number of shares of our common stock sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the sales agreement with SVB Leerink as a source of financing. We intend to use the net proceeds, if any, from this offering to advance the development of our product candidate and for working capital and general corporate purposes. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products; however, we have no current commitments or obligations to do so.
The amounts and timing of our actual expenditures will depend on numerous factors, including our development and commercialization efforts, as well as the amount of cash used in our operations. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

DILUTION
If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share of our common stock after this offering.
Our net tangible book value as of September 30, 2020, was $438.4 million, or $4.48 per share. Net tangible book value is total tangible assets less our total liabilities divided by the number of outstanding shares of common stock.
After giving effect to the sale of 3,397,508 shares of common stock in this offering at an assumed public offering price of $44.15 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on January 13, 2021, and after deducting offering commissions and estimated offering expenses payable by us, our net tangible book value as of September 30, 2020 would have been $583.5 million, or $5.76 per share of common stock. This represents an immediate increase in net tangible book value of $1.28 per share to our existing stockholders and an immediate dilution in net tangible book value of $38.39 per share to investors participating in this offering.
The following table illustrates this dilution per share to investors participating in this offering. The as adjusted information is illustrative only and will adjust based on the actual public offering prices per share in this offering, the actual number of shares sold in this offering and other terms of the offering determined at the time our shares of common stock are sold pursuant to this prospectus. The as adjusted information assumes that all of our shares of common stock in the aggregate amount of $150,000,000 are sold at the assumed public offering price of $44.15 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on January 13, 2021. The shares of common stock sold in this offering, if any, will be sold from time to time at various prices.

Assumed public offering price per share		$44.15
Net tangible book value per share as of September 30, 2020	$4.48
Increase in net tangible book value per share attributable to investors purchasing shares in this offering	1.28
As adjusted net tangible book value per share after this offering		5.76
Dilution per share to investors purchasing shares in this offering		$38.39
The above discussion and table are based on shares of our common stock issued and outstanding after this offering as of September 30, 2020, and excludes:
•5,834,682 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2020, with a weighted-average exercise price of $14.27 per share;
•127,200 shares of common stock issuable upon the vesting of restricted stock units outstanding as of September 30, 2020;
•5,101,557 shares of common stock reserved for future issuance under our 2019 Equity Incentive Plan as of September 30, 2020, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan; and
•10,000 shares of common stock issuable upon the conversion of an equal number of shares of Series A preferred stock outstanding as of September 30, 2020.
To the extent that any outstanding options are exercised or any shares of common stock are issued upon the vesting of outstanding restricted stock units or conversion of outstanding Series A preferred stock, there will be further dilution to new investors.

PLAN OF DISTRIBUTION
We have entered into a sales agreement with SVB Leerink under which we may issue and sell shares of common stock having an aggregate offering price of up to $150,000,000 from time to time through SVB Leerink as our sales agent. Sales of shares of common stock, if any, under this prospectus will be made at market prices by any method that is deemed to be an "at-the-market" offering, as defined in Rule 415 under the Securities Act, including sales made directly on the Nasdaq Global Select Market or any other trading market for our common stock. If authorized by us in writing, SVB Leerink may purchase shares of our common stock as principal.
SVB Leerink will offer shares of our common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and SVB Leerink. We will designate the maximum amount of common stock to be sold through SVB Leerink on a daily basis or otherwise determine such maximum amount together with SVB Leerink. Subject to the terms and conditions of the sales agreement, SVB Leerink will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct SVB Leerink not to sell shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. SVB Leerink or we may suspend the offering of shares of our common stock being made through SVB Leerink under the sales agreement upon proper notice to the other party. SVB Leerink and we each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party's sole discretion at any time. The offering of shares of our common stock pursuant to the sales agreement will otherwise terminate upon the termination of the sales agreement as provided therein.
The aggregate compensation payable to SVB Leerink as sales agent will be an amount up to 3.0% of the gross proceeds of any shares sold through it pursuant to the sales agreement. We have also agreed to reimburse SVB Leerink up to $50,000 of SVB Leerink's actual outside legal expenses incurred by SVB Leerink in connection with this offering. We have also agreed to reimburse SVB Leerink for its FINRA counsel fees in an amount up to $10,000, plus certain ongoing fees of its legal counsel. We estimate that the total expenses of the offering payable by us, excluding commissions payable to SVB Leerink under the sales agreement, will be approximately $400,000.
The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares of common stock.
SVB Leerink will provide written confirmation to us following the close of trading on the Nasdaq Global Select Market on each day in which shares of common stock are sold through it as sales agent under the sales agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the volume weighted average price of the shares of common stock sold, the percentage of the daily trading volume and the net proceeds to us.
Settlement for sales of shares of common stock will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
We will report at least quarterly the number of shares of common stock sold through SVB Leerink under the sales agreement, the net proceeds to us and the compensation paid by us to SVB Leerink in connection with the sales of shares of common stock during the relevant period.
In connection with the sales of shares of common stock on our behalf, SVB Leerink may be deemed to be an "underwriter" within the meaning of the Securities Act, and the compensation paid to SVB Leerink may be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to SVB Leerink against certain liabilities, including liabilities under the Securities Act. As sales agent, SVB Leerink will not engage in any transactions that stabilize our common stock.
Our common stock is listed and traded on the Nasdaq Global Select Market under the symbol “IMVT.” The transfer agent for our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004.

SVB Leerink and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received, and may in the future receive, customary fees.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
On December 18, 2019, Immunovant Sciences Ltd., or ISL, and Health Sciences Acquisitions Corporation, or HSAC, consummated the transactions contemplated by the Share Exchange Agreement dated September 29, 2019, or the Business Combination. In connection with the closing of the Business Combination, the registrant changed its name from Health Sciences Acquisitions Corporation to Immunovant, Inc., or the Company.
In August 2019, ISL issued $30.0 million of promissory notes, or the Promissory Notes, consisting of $25.0 million to RTW Master Fund, Ltd. and RTW Innovation Master Fund, Ltd., or the RTW Entities, and $5.0 million to Roivant Sciences Ltd. or RSL as a replacement of an existing $5.0 million promissory note payable to RSL in June 2019. In September 2019, ISL repaid $2.5 million aggregate principal amount of the Promissory Notes issued to the RTW Entities and $2.5 million principal amount of the Promissory Note issued to RSL, and the accrued interest on such principal amounts was forgiven. Subsequently, ISL issued four additional Promissory Notes having an aggregate principal amount of $10.0 million to entities affiliated with Biotechnology Value Fund, L.P. or BVF. The Promissory Notes automatically converted immediately prior to the consummation of the Business Combination into common shares of ISL exchangeable for an aggregate of 3,500,000 shares of HSAC’s common stock upon the closing of the Business Combination. All interest on the Promissory Notes was waived and cancelled immediately prior to the closing of the Business Combination.
The following unaudited pro forma condensed combined statement of operations for the year ended March 31, 2020 combined the audited historical combined and consolidated statement of operations of the Company for the year ended March 31, 2020 with the unaudited historical condensed statement of operations of HSAC for the period from April 1, 2019 to December 18, 2019, the date that ISL and HSAC consummated the transactions contemplated by the Share Exchange Agreement dated September 29, 2019, giving effect to the Business Combination, the conversion of the Promissory Notes and the issuance of shares arising from the Business Combination as if these events had occurred on April 1, 2019.
The historical financial information of the Company was derived from the audited combined and consolidated financial statement of the Company for the year ended March 31, 2020 included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, which is incorporated by reference into this prospectus. The historical financial information of HSAC was derived from the unaudited financial statement of HSAC for the period from April 1, 2019 to December 18, 2019, the date that ISL and HSAC consummated the transactions contemplated by the Share Exchange Agreement dated September 29, 2019.
Description of the Share Exchange
Pursuant to the Share Exchange Agreement, HSAC acquired 100% of the issued and outstanding securities of ISL, in exchange for 42,080,376 shares of HSAC’s common stock and 10,000 shares of Series A preferred stock of HSAC issued to RSL, calculated in accordance with the terms of the Share Exchange Agreement. At closing, all vested or unvested outstanding options in ISL under its equity incentive plan were automatically assumed by HSAC and converted into options to purchase shares of HSAC’s common stock with no substantial changes to their vesting conditions.
The stockholders of ISL, or the Sellers, were entitled to receive up to an additional 20,000,000 shares of common stock, or the Earnout Shares, after the closing of the Business Combination if the volume-weighted average price of the Company’s shares equals or exceeds the following prices for any 20 trading days within any 30 trading-day period, or the Trading Period, following the closing: (1) during any Trading Period prior to March 31, 2023, 10,000,000 Earnout Shares upon achievement of a volume-weighted average price of at least $17.50 per share; and (2) during any Trading Period prior to March 31, 2025, 10,000,000 Earnout Shares upon achievement of a volume-weighted average price of at least $31.50 per share, each referred to as a Milestone. In the event that after closing of the Business Combination and prior to March 31, 2025, (i) there is a change of control of the Company, (ii) any liquidation, dissolution or winding up of the Company is initiated, (iii) any bankruptcy, dissolution or liquidation proceeding is instituted by or against the Company, or (iv) the Company makes an assignment for the benefit of creditors or consents to the appointment of a custodian, receiver or trustee for all or substantial part of its assets or properties, each referred to as an Acceleration Event, then any Earnout Shares that have not been previously issued by the Company (whether or not previously earned) shall be deemed earned and due by the Company to the Sellers, unless in a change of control, the value of the consideration to be received in exchange for a share of the Company’s common stock is lower than the applicable Milestone share price thresholds described above. As of the date of this prospectus, each of the Milestones has been achieved and the Earnout Shares have been issued.
Accounting for the Share Exchange
The Business Combination was accounted for as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting HSAC was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the fact that subsequent to the Business Combination, the Sellers have a majority of the voting power of the combined company, ISL comprises all of the ongoing operations of the combined entity, ISL comprises a majority of the governing body of the combined company, and ISL’s senior management comprises all of the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of ISL issuing shares for the net assets of HSAC, accompanied by a recapitalization. The net assets of HSAC were stated at historical costs. No goodwill or other intangible assets were recorded. Operations prior to the Business Combination are those of ISL.
Basis of Pro Forma Presentation
The historical financial information has been adjusted to give pro forma effect to events that are related and directly attributable to the Business Combination, the conversion of the Promissory Notes and the issuance of shares arising from the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements are based on currently available information and certain assumptions that both HSAC and ISL believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments may be revised as additional information becomes available.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. ISL and HSAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
Shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statement include the 42,080,376 shares of HSAC’s common stock and 10,000 shares of Series A preferred stock of HSAC issued to the Sellers and exclude the 20,000,000 Earnout Shares.
As a result of the Business Combination, the Sellers owned approximately 79.5% of the outstanding shares of common stock of the Combined Company, Health Sciences Holdings, LLC, or the Sponsor, owned approximately 2.0% of the outstanding shares of the Combined Company and HSAC public stockholders owned approximately 18.5% of the non-redeemable shares of the Combined Company, based on the number of shares of the Company’s common stock outstanding as of March 31, 2020 (in each case, not giving effect to any shares issuable upon exercise of HSAC Warrants and HSAC Unit purchase option, or Earnout Shares). The 10,000,000 warrants sold in a private placement by the Company to the Sponsor, or the Private Warrants, were forfeited and cancelled at the closing of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands, except share and per share data)

	Year Ended March 31, 2020	Period from April 1, 2019 to December 18, 2019	Pro Forma Adjustments		Debt Financing Adjustments		Year Ended March 31, 2020
	ISL (Historical)	HSAC (Historical)					Pro Forma Combined
Operating expenses:
Research and development	$47,927	$—	$—		$—		$47,927
General and administrative	18,151	2,397	(1,808)	(BB)	—		18,740
Total operating expenses	66,078	2,397	(1,808)		—		66,667
Loss from operations	(66,078)	(2,397)	1,808		—		(66,667)
Interest expense	625	—	—		(625)	(CC)	—
Interest income	—	(1,359)	1,359	(AA)	—		—
Other (income) expense, net	(412)	—	—		38	(CC)	(374)
Loss before provision for income taxes	(66,291)	(1,038)	449		587		(66,293)
Provision for income tax	97	205	(205)	(AA)	—		97
Net loss	$(66,388)	$(1,243)	$654		$587		$(66,390)
Net Loss per Share
Net loss per common share – basic and diluted	$(1.54)						$(1.21)
Weighted average common shares outstanding – basic and diluted	43,199,191						54,655,376
See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
1.Accounting Policies
Based on its analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
2.Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The historical financial statement have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the post-combination company. ISL and HSAC did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the Company’s shares outstanding as of March 31, 2020, assuming the Business Combination occurred on April 1, 2019. As the unaudited pro forma condensed combined statement of operations are in a loss position, anti-dilutive instruments were not included in the calculation of diluted weighted average number of common shares outstanding.
Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2020 are as follows:
(AA)Elimination of interest income on the Trust Account and related tax impact due to reclassification of the cash and marketable securities held in the Trust Account that became available to fund the Business Combination. HSAC’s tax provision for the period from April 1, 2019 to December 18, 2019, the date that ISL and HSAC consummated the transactions contemplated by the Share Exchange Agreement dated September 29, 2019 was solely due to the interest income generated during the period and, as such, the entire provision for income taxes of $0.2 million was eliminated.
(BB)Elimination of transaction costs previously recorded by HSAC of $1.8 million related to the Business Combination.
(CC)Elimination of interest expense and forgiveness of interest previously recorded in relation to outstanding Promissory Notes due to the RTW Entities, RSL and entities affiliated with BVF.
3.Earnings per Share
Earnings per share represents the net earnings per share calculated using the historical weighted-average ISL common shares and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since April 1, 2019. As the Business Combination and related proposed equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted-average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issued relating to the Business Combination have been outstanding for the entire period presented.

As part of the Business Combination, 1,800,000 shares held by the Sponsor became subject to vesting requirements and have been excluded from the shares outstanding in the calculation of basic and diluted pro forma earnings per share.

Pro Forma Shares Outstanding – Basic and Diluted	Year Ended March 31, 2020
HSAC merger consideration shares	42,080,376
Founder shares	2,875,000
Common shares held by current HSAC stockholders	11,500,000
Sponsor restricted shares	(1,800,000)
Pro forma shares outstanding – basic and diluted	54,655,376

(in thousands, except share and per share data)	Year Ended March 31, 2020
Pro Forma Basic and Diluted Net Loss Per Share
Pro forma net loss attributable to common stockholders	$(66,390)
Basic and diluted non-redeemable shares outstanding	54,655,376
Pro forma basic and diluted net loss per share	$(1.21)

LEGAL MATTERS
Cooley LLP, Palo Alto, California, will pass upon the validity of the shares of common stock offered hereby. SVB Leerink LLC is being represented by Latham & Watkins LLP, New York, New York, in connection with this offering.
EXPERTS
The combined and consolidated financial statements of Immunovant, Inc. appearing in Immunovant, Inc.’s Annual Report (Form 10-K) for the year ended March 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on the Media & Investor section of our website. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website address is http://www.immunovant.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-38906):
• our Annual Report on Form 10-K for the year ended March 31, 2020, filed with the SEC on June 29, 2020;
• our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 12, 2020;
• our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 12, 2020;
•the information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended March 31, 2020, from our definitive proxy statement relating to our 2020 annual meeting of stockholders, filed with the SEC on July 9, 2020;
•our Current Reports on Form 8-K filed with the SEC on May 14, 2020, August 21, 2020, August 25, 2020 (solely with respect to Item 8.01) and September 18, 2020; and
•the description of our common stock in our registration statement on Form 8-A filed with the SEC on May 9, 2019, including any amendments thereto or reports filed for the purpose of updating such description.
We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of our common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:
Immunovant, Inc.
320 West 37th Street
New York, NY 10018
(917) 580-3099
Attn: Secretary

Up to $150,000,000
Common Stock

PROSPECTUS

SVB Leerink

January 14, 2021